Exhibit 10.01

TERMINATION AGREEMENT

This Termination Agreement dated as of May 18, 2021 is entered into with respect to the Nomination and Voting Agreement (the “Agreement”), dated as of October 11, 2017, by and among ACM Research, Inc., Xinxin (Hongkong) Capital Co., Limited, and the several individuals and entities named on Schedule I thereto.

Notwithstanding any other provision of the Agreement, the parties hereto agree that the Agreement shall terminate effective as of the date hereof. Upon such termination of the Agreement, no party to the Agreement shall have any further obligations or liabilities under the Agreement, provided that (i) such termination of the Agreement shall not relieve any such party from liability for any breach of the Agreement occurring prior to such termination and (ii) the provisions of Section 10 of the Agreement shall survive such termination of the Agreement.

The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Termination Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

In Witness Whereof, each of the parties has executed this Termination Agreement or caused the same to be executed by its duly authorized representative as of the date first written above.